Exhibit 99.2

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 12, 2024, to the Board of Directors of Charter Communications, Inc. (“Charter”), as Annex K to, and reference to such opinion letter under the headings “SUMMARY—Opinion of Charter’s Financial Advisor,” “THE COMBINATION—Background of the Combination,” “THE COMBINATION—Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors” and “THE COMBINATION—Opinion of Charter’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Charter and Liberty Broadband Corporation, which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Charter (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

January 10, 2025